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                      S H A R E H O L D E R   s e r v i c e s



                                  PH GROUP INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  APRIL 30,1998

                            CERTIFICATE OF INSPECTOR OF ELECTION
          AS TO THE APPROVAL OF THE PROPOSAL TO AMEND SECTIONS 2 AND 5
         OF ARTICLE I OF THE AMENDED CODE OF REGULATIONS OF THE COMPANY
                 TO DELETE REFERENCES THEREIN TO "COMMON" SHARES
                   AND TO SUBSTITUTE THEREFOR "VOTING" SHARES


         I, the undersigned Inspector of Election dully appointed by the Board of Directors of PH Group Inc., (the "Company") to serve at the Annual Meeting of Stockholders of the Company held at the 2365 Scioto Harper Drive, Columbus, Ohio on April 30, 1998, do hereby certify that (i) I have conducted the vote at such meeting upon the resolution for the Approval of the proposal to amend Sections 2 and 5 of Article I of the Amended Code of Regulations of the Company to delete references therein to "common" shares and to substitute therefor "voting" shares, (ii) I have counted and tabulated all votes and determined the result of such amendment, and (iii) the voting results are such that the amendment has received 1,115,007 votes FOR, 11,462 votes AGAINST and 9,760 votes WITHHELD:
THUS APPROVING THE AMENDMENT to Sections 2 and 5 of Article I.


Dated this 30th day of April, 1998




/s/ Michael J. Lang
---------------------------------
Michael J Lang
Vice President